UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

AMENDMENT NO. 2. to

SCHEDULE TO

(Rule 14d-100)

TENDER OFFER STATEMENT UNDER SECTION 14(d)(1) OR 13(e)(1)

OF THE SECURITIES EXCHANGE ACT OF 1934

Washington Real Estate Investment Trust

(Name of Subject Company)

Washington Real Estate Investment Trust

(Names of Filing Persons (Offeror))

3 7/8% Convertible Senior Notes due September 15, 2026

(Title of Class of Securities)

939653 AJ0

939653 AK7

(CUSIP Number of Class of Securities)

Thomas C. Morey

Senior Vice President and General Counsel

Washington Real Estate Investment Trust

6110 Executive Boulevard

Suite 800

Rockville, Maryland 20852

(301) 984-9400

(Name, Address and Telephone Number of Person Authorized to Receive

Notices and Communications on Behalf of Filing Person)

With copies to:

Jeffrey E. Jordan

Arent Fox LLP

1050 Connecticut Avenue

Washington, DC 20036

(202) 857-6000

CALCULATION OF FILING FEE

Transaction Value	Amount of Filing Fee (1)
$125,495,000	$8,948

(1)	The amount of the filing fee is calculated in accordance with Rule 0-11(a)(2) under the Securities Exchange Act of 1934, as amended, and is equal to $71.30 per $1,000,000 of the transaction value. In accordance with Rule 0-11(a)(2) the filing fee is offset by $8,948 out of the fee paid in respect of the offering of securities of the filing person registered under Registration Statement No. 333-160664. The registration fee was paid on September 23, 2010, in connection with the filing of a prospectus supplement dated September 23, 2010.

☒	Check the box if any part of the fee is offset as provided by Rule 0–11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid: $17,825

Filing Party: Washington Real Estate Investment Trust

Form or Registration No.: 333-160664

Date Filed: September 23, 2010

☐	Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes to designate any transactions to which the statement relates:

☐	third–party tender offer subject to Rule 14d–1.

☒	issuer tender offer subject to Rule 13e–4.

☐	going–private transaction subject to Rule 13e–3.

☐	amendment to Schedule 13D under Rule 13d–2.

Check the following box if the filing is a final amendment reporting the results of the tender offer: ☐

If applicable, check the appropriate box(es) below to designate the appropriate rule provision(s) relied upon:

☐	Rule 13e-4(i) (Cross-Border Tender Offer)

☐	Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)

INTRODUCTORY STATEMENT

This Amendment No. 2 (“Amendment No. 2”) amends and supplements the Tender Offer Statement on Schedule TO (the “Schedule TO”) originally filed with the United States Securities and Exchange Commission (the “SEC”) on September 23, 2010 and amended by Amendment No. 1 to the Schedule TO filed on October 5, 2010 by Washington Real Estate Investment Trust (“WRIT” or the “Trust”), in connection with its offer to purchase for cash, on the terms and subject to the conditions set forth in the Offer to Purchase, dated September 23, 2010, as amended (the “Offer to Purchase”), and related Letter of Transmittal (the “Letter of Transmittal” and, together with the Offer to Purchase, the “Offer”), any and all of the Trust’s outstanding 3 7/8% Convertible Senior Notes due 2026 (the “Convertible Notes”).

Only those items amended are reported in this Amendment No. 2. Except as specifically provided herein, the information contained in the Schedule TO, as previously amended, the Offer to Purchase, as previously amended, and Letter of Transmittal remains unchanged and this Amendment No. 2 does not modify any of the information previously reported on Schedule TO, as previously amended, in the Offer to Purchase as previously amended, or in the Letter of Transmittal. You should read this Amendment No. 2 together with the Schedule TO, as previously amended, the Offer to Purchase, as previously amended, and the related Letter of Transmittal.

Item 4.	Terms of the Transaction.

(a) Material Terms.

(1) Tender Offer.

The information set forth in the Offer to Purchase is amended and supplemented by the following information:

The Offer to Purchase expired at 12:00 midnight, New York City time, on October 22, 2010, which we refer to as the Expiration Date. The Company has been advised by Global Bondholder Services Corporation, as Information Agent and Depositary, that, pursuant to the terms of the Offer, Convertible Notes with an aggregate principal amount of $122,836,000 were validly tendered and not withdrawn prior to the Expiration Date. The Company has accepted for purchase all of such Convertible Notes validly tendered and not withdrawn at a purchase price of $1,027.50 per $1,000 principal amount of Convertible Notes, plus accrued and unpaid interest up to, but not including, the settlement date of the Offer. The aggregate consideration (including accrued and unpaid interest) for the accepted Convertible Notes of approximately $126.7 million will be delivered promptly by The Depository Trust Company to the tendering holders, based on the principal amount of Convertible Notes such holders validly tendered and did not withdraw in the Offer, less any tax withholding applicable to such tendering holders. After the purchase pursuant to the Offer, approximately $2.7 million aggregate principal amount of the Convertible Notes remain outstanding. The full text of the Company’s press release, dated October 25, 2010, announcing the expiration and results of the Offer is filed as Exhibit (a)(7) hereto and is incorporated by herein by reference.

Item 12.	Exhibits.

This Item 12 is hereby amended and restated as follows:

(a) Disclosure Material.

(a)(1)	Offer to Purchase dated September 23, 2010.*

(a)(2)	Form of Letter of Transmittal dated September 23, 2010.*

(a)(3)	Press Release issued by the Trust dated September 23, 2010.*

(a)(4)	Letter to brokers, dealers, commercial banks, trust companies and other nominees.*

(a)(5)	Letter to be used by brokers, dealers, commercial banks, trust companies and other nominees to their clients.*

(a)(6)	Press Release issued by the Trust dated September 30, 2010.**

(a)(7)	Press Release issued by the Trust dated October 25, 2010.

(b) Loan Agreement.

(b)(1)	Credit agreement dated November 2, 2006 between Washington Real Estate Investment Trust as borrower and a syndicate of banks as lender with The Bank of New York as documentation agent, The Royal Bank of Scotland, plc as syndication agent and Wells Fargo Bank, NA, as agent (filed as Exhibit 4.1 on the Trust’s Form 8-K dated November 8, 2006 and incorporated herein by reference).

(b)(2)	Credit agreement dated June 29, 2007 by and among Washington Real Estate Investment Trust, as borrower, the financial institutions party thereto as lenders, and SunTrust Bank as agent (filed as Exhibit 4.1 on the Trust’s Form 8-K dated July 6, 2007 and incorporated herein by reference).

(d) Contracts, Arrangements or Understandings.

(d)(1)	Indenture dated as of August 1, 1996 between WRIT and The First National Bank of Chicago (filed as Exhibit (c) to the Trust’s Form 8-K on August 13, 1996 and incorporated herein by reference).

(d)(2)	Supplemental Indenture by and between WRIT and the Bank of New York Trust Company, N.A. dated as of July 3, 2007 (filed as Exhibit 4.1 to the Trust’s Form 8-K on July 5, 2007 and incorporated herein by reference).

(d)(3)	Form of 3 7/8% Senior Convertible Notes due September 15, 2026 (filed as Exhibit 4.1 to the Trust’s Form 8-K on September 12, 2006 and incorporated herein by reference).

(d)(4)	Officers’ Certificate (filed as Exhibit 4.2 to the Trust’s Form 8-K on September 12, 2006 and incorporated herein by reference).

(d)(5)	Form of 3 7/8% Senior Convertible Notes due September 15, 2026 (filed as Exhibit 4.1 to the Trust’s Form 8-K on September 26, 2006 and incorporated herein by reference).

(d)(6)	Form of 3 7/8% Senior Convertible Notes due September 15, 2026 (filed as Exhibit 4.1 to the Trust’s Form 8-K on January 23, 2007 and incorporated herein by reference).

(d)(7)	Officers’ Certificate establishing the terms of the 3 7/8% Senior Convertible Notes due September 15, 2026 (filed as Exhibit 4.2 to the Trust’s Form 8-K on January 23, 2007 and incorporated herein by reference).

(d)(8)	Form of additional 3 7/8% Senior Convertible Notes due September 15, 2026 (filed as Exhibit 4.1 to the Trust’s Form 8-K on February 2, 2007 and incorporated herein by reference).

(d)(9)	Declaration of Trust (filed as Exhibit 99.3 to the Trust’s Form 8-B12B on July 10, 1996 and incorporated herein by reference).

(d)(10)	Amendment to Declaration of Trust dated September 21, 1998 (filed as Exhibit 3 to the Trust’s Form 10-Q on November 13, 1998 and incorporated herein by reference).

(d)(11)	Articles of Amendment to Declaration of Trust dated June 24, 1999 (filed as Exhibit 4(c) to the Trust’s S-3/A on July 14, 1999 and incorporated herein by reference).

(d)(12)	Articles of Amendment to Declaration of Trust dated June 1, 2006 (filed as Exhibit 4(d) to the Trust’s S-3 on August 28, 2006 and incorporated herein by reference).

(d)(13)	Amended and Restated Bylaws dated October 22, 2009 (filed as Exhibit 3.1 to the Trust’s Form 8-K on October 27, 2009 and incorporated herein by reference).

(d)(14)	1991 Incentive Stock Option Plan, as amended (filed as Exhibit 10(b) to the Trust’s Form S-3 on July 17, 1995 and incorporated herein by reference).

(d)(15)	2001 Stock Option Plan (filed as Exhibit A to the Trust’s Definitive Proxy Statement on March 30, 2001 and incorporated herein by reference).

(d)(16)	Share Purchase Plan (filed as Exhibit 10(j) to the Trust’s Form 10-Q filed on November 14, 2002 and incorporated herein by reference).

(d)(17)	Description of WRIT Short-Term and Long-Term Incentive Plan (filed as Exhibit 10(l) to the Trust’s Form 10-K on March 16, 2005 and incorporated herein by reference).

(d)(18)	Description of WRIT Revised Trustee Compensation Plan (filed as Exhibit 10(m) to the Trust’s Form 10-K on March 16, 2005 and incorporated herein by reference).

(d)(19)	Long Term Incentive Plan, effective January 1, 2006 (filed as Exhibit 10(aa) to the Trust’s Form 10-K filed on March 1, 2007 and incorporated herein by reference).

(d)(20)	Short Term Incentive Plan, effective January 1, 2006 (filed as Exhibit 10(bb) to the Trust’s Form 10-K on March 1, 2007 and incorporated herein by reference).

(d)(21)	2007 Omnibus Long Term Incentive Plan (filed as Exhibit B to the Trust’s Definitive Proxy Statement on April 9, 2007 and incorporated herein by reference).

(d)(22)	Amended Long Term Incentive Plan, effective January 1, 2008 (filed as Exhibit 10(ii) to the Trust’s Form 10-Q filed on May 9, 2008 and incorporated herein by reference).

(d)(23)	Short Term Incentive Plan, effective January 1, 2009 (filed as Exhibit 10.28 to the Trust’s Form 10-K on February 26, 2010 and incorporated herein by reference).

(d)(24)	Long Term Incentive Plan, effective January 1, 2009 (filed as Exhibit 10.29 to the Trust’s Form 10-K on February 26, 2010 and incorporated herein by reference).

(d)(25)	Form of 2028 Notes (filed as Exhibit 4(c) to the Trust’s Form 8-K on February 25, 1998 and incorporated herein by reference).

(d)(26)	Officers’ Certificate Establishing Terms of the 2013 Notes, dated March 12, 2003 (filed as Exhibit 4(a) to the Trust’s Form 8-K on March 17, 2003 and incorporated herein by reference).

(d)(27)	Form of 2013 Notes (filed as Exhibit 4(b) to the Trust’s Form 8-K on March 17, 2003 and incorporated herein by reference).

(d)(28)	Officers’ Certificate Establishing Terms of the 2014 Notes, dated December 8, 2003 (filed as Exhibit 4(a) to the Trust’s Form 8-K on December 11, 2003 and incorporated herein by reference).

(d)(29)	Form of 2014 Notes (filed as Exhibit 4(b) to the Trust’s Form 8-K on December 11, 2003 and incorporated herein by reference).

(d)(30)	Form of 5.05% Senior Notes due May 1, 2012 (filed as Exhibit 4.1 to the Trust’s 8-K on April 26, 2005 and incorporated herein by reference).

(d)(31)	Form of 5.35% Senior Notes due May 1, 2015 dated April 26, 2005 (filed as Exhibit 4.2 to the Trust’s 8-K on April 26, 2005 and incorporated herein by reference).

(d)(32)	Officers Certificate establishing the terms of the 2012 and 2015 Notes, dated April 20, 2005 (filed as Exhibit 4.3 to the Trust’s 8-K on April 26, 2005 and incorporated herein by reference).

(d)(33)	Form of 5.35% Senior Notes due May 1, 2015 dated October 6, 2005 (filed as Exhibit 4.1 to the Trust’s 8-K on October 6, 2005 and incorporated herein by reference).

(d)(34)	Officers Certificate establishing the terms of the 2015 Notes, dated October 3, 2005 (filed as Exhibit 4.2 to the Trust’s 8-K on October 6, 2005 and incorporated herein by reference).

(d)(35)	Form of 5.95% Senior Notes due June 15, 2011 (filed as Exhibit 4.1 to the Trust’s 8-K on June 6, 2006 and incorporated herein by reference).

(d)(36)	Officers Certificate establishing the terms of the 2011 Notes, dated June 6, 2006 (filed as Exhibit 4.2 to the Trust’s 8-K on June 6, 2006 and incorporated herein by reference).

(d)(37)	Form of 5.95% Senior Notes due June 15, 2011, dated July 26, 2006 (filed as Exhibit 4.1 to the Trust’s 8-K on July 26, 2006 and incorporated by reference).

(d)(38)	Officers Certificate establishing the terms of the 2011 Notes, dated July 26, 2006 (filed as Exhibit 4.2 to the Trust’s 8-K on July 26, 2006 and incorporated by reference).

(d)(39)	Sales Agency Financing Agreement dated November 12, 2009 between WRIT and BNY Mellon Capital Markets, LLC, filed as Exhibit 1.1 to the Trust’s Form 8-K on November 12, 2009 is hereby incorporated herein by reference.

(d)(40)	Form of 2020 Notes, filed as Exhibit 4.1 to the Trust’s Form 8-K on September 23, 2010 is hereby incorporated herein by reference.

(d)(41)	Officers’ Certificate Establishing Terms of the 2020 Notes, dated September 23, 2010, filed as Exhibit 4.2 to the Trust’s Form 8-K on September 30, 2010 is hereby incorporated herein by reference.

*	Previously filed with Schedule TO filed September 23, 2010
**	Previously filed with Schedule TO Amendment No. 1 filed October 5, 2010

SIGNATURE

After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: October 25, 2010

Washington Real Estate Investment Trust

By:	/S/ LAURA FRANKLIN
Executive Vice President Accounting and Administration

EXHIBIT INDEX

Exhibit No.

(a) Disclosure Material.

(a)(1)	Offer to Purchase dated September 23, 2010.*

(a)(2)	Form of Letter of Transmittal dated September 23, 2010.*

(a)(3)	Press Release issued by Washington Real Estate Investment Trust on September 23, 2010.*

(a)(4)	Letter to brokers, dealers, commercial banks, trust companies and other nominees.*

(a)(5)	Letter to be used by brokers, dealers, commercial banks, trust companies and other nominees to their clients.*

(a)(6)	Press Release issued by the Trust dated September 30, 2010.**

(a)(7)	Press Release issued by the Trust dated October 25, 2010.

(b) Loan Agreement.

(b)(1)	Credit agreement dated November 2, 2006 between Washington Real Estate Investment Trust as borrower and a syndicate of banks as lender with The Bank of New York as documentation agent, The Royal Bank of Scotland, plc as syndication agent and Wells Fargo Bank, NA, as agent (filed as Exhibit 4.1 on the Trust’s Form 8-K dated November 8, 2006 and incorporated herein by reference).

(b)(2)	Credit agreement dated June 29, 2007 by and among Washington Real Estate Investment Trust, as borrower, the financial institutions party thereto as lenders, and SunTrust Bank as agent (filed as Exhibit 4.1 on the Trust’s Form 8-K dated July 6, 2007 and incorporated herein by reference).

(d) Contracts, Arrangements or Understandings.

(d)(1)	Indenture dated as of August 1, 1996 between WRIT and The First National Bank of Chicago (filed as Exhibit (c) to the Trust’s Form 8-K on August 13, 1996 and incorporated herein by reference).

(d)(2)	Supplemental Indenture by and between WRIT and the Bank of New York Trust Company, N.A. dated as of July 3, 2007 (filed as Exhibit 4.1 to the Trust’s Form 8-K on July 5, 2007 and incorporated herein by reference).

(d)(3)	Form of 3 7/8% Senior Convertible Notes due September 15, 2026 (filed as Exhibit 4.1 to the Trust’s Form 8-K on September 12, 2006 and incorporated herein by reference).

(d)(4)	Officers’ Certificate (filed as Exhibit 4.2 to the Trust’s Form 8-K on September 12, 2006 and incorporated herein by reference).

(d)(5)	Form of 3 7/8% Senior Convertible Notes due September 15, 2026 (filed as Exhibit 4.1 to the Trust’s Form 8-K on September 26, 2006 and incorporated herein by reference).

(d)(6)	Form of 3 7/8% Senior Convertible Notes due September 15, 2026 (filed as Exhibit 4.1 to the Trust’s Form 8-K on January 23, 2007 and incorporated herein by reference).

(d)(7)	Officers’ Certificate establishing the terms of the 3 7/8% Senior Convertible Notes due September 15, 2026 (filed as Exhibit 4.2 to the Trust’s Form 8-K on January 23, 2007 and incorporated herein by reference).

(d)(8)	Form of additional 3 7/8% Senior Convertible Notes due September 15, 2026 (filed as Exhibit 4.1 to the Trust’s Form 8-K on February 2, 2007 and incorporated herein by reference).

(d)(9)	Declaration of Trust (filed as Exhibit 99.3 to the Trust’s Form 8-B12B on July 10, 1996 and incorporated herein by reference).

(d)(10)	Amendment to Declaration of Trust dated September 21, 1998 (filed as Exhibit 3 to the Trust’s Form 10-Q on November 13, 1998 and incorporated herein by reference).

(d)(11)	Articles of Amendment to Declaration of Trust dated June 24, 1999 (filed as Exhibit 4(c) to the Trust’s S-3/A on July 14, 1999 and incorporated herein by reference).

(d)(12)	Articles of Amendment to Declaration of Trust dated June 1, 2006 (filed as Exhibit 4(d) to the Trust’s S-3 on August 28, 2006 and incorporated herein by reference).

(d)(13)	Amended and Restated Bylaws dated October 22, 2009 (filed as Exhibit 3.1 to the Trust’s Form 8-K on October 27, 2009 and incorporated herein by reference).

(d)(14)	1991 Incentive Stock Option Plan, as amended (filed as Exhibit 10(b) to the Trust’s Form S-3 on July 17, 1995 and incorporated herein by reference).

(d)(15)	2001 Stock Option Plan (filed as Exhibit A to the Trust’s Definitive Proxy Statement on March 30, 2001 and incorporated herein by reference).

(d)(16)	Share Purchase Plan (filed as Exhibit 10(j) to the Trust’s Form 10-Q filed on November 14, 2002 and incorporated herein by reference).

(d)(17)	Description of WRIT Short-Term and Long-Term Incentive Plan (filed as Exhibit 10(l) to the Trust’s Form 10-K on March 16, 2005 and incorporated herein by reference).

(d)(18)	Description of WRIT Revised Trustee Compensation Plan (filed as Exhibit 10(m) to the Trust’s Form 10-K on March 16, 2005 and incorporated herein by reference).

(d)(19)	Long Term Incentive Plan, effective January 1, 2006 (filed as Exhibit 10(aa) to the Trust’s Form 10-K filed on March 1, 2007 and incorporated herein by reference).

(d)(20)	Short Term Incentive Plan, effective January 1, 2006 (filed as Exhibit 10(bb) to the Trust’s Form 10-K on March 1, 2007 and incorporated herein by reference).

(d)(21)	2007 Omnibus Long Term Incentive Plan (filed as Exhibit B to the Trust’s Definitive Proxy Statement on April 9, 2007 and incorporated herein by reference).

(d)(22)	Amended Long Term Incentive Plan, effective January 1, 2008 (filed as Exhibit 10(ii) to the Trust’s Form 10-Q filed on May 9, 2008 and incorporated herein by reference).

(d)(23)	Short Term Incentive Plan, effective January 1, 2009 (filed as Exhibit 10.28 to the Trust’s Form 10-K on February 26, 2010 and incorporated herein by reference).

(d)(24)	Long Term Incentive Plan, effective January 1, 2009 (filed as Exhibit 10.29 to the Trust’s Form 10-K on February 26, 2010 and incorporated herein by reference).

(d)(25)	Form of 2028 Notes (filed as Exhibit 4(c) to the Trust’s Form 8-K on February 25, 1998 and incorporated herein by reference).

(d)(26)	Officers’ Certificate Establishing Terms of the 2013 Notes, dated March 12, 2003 (filed as Exhibit 4(a) to the Trust’s Form 8-K on March 17, 2003 and incorporated herein by reference).

(d)(27)	Form of 2013 Notes (filed as Exhibit 4(b) to the Trust’s Form 8-K on March 17, 2003 and incorporated herein by reference).

(d)(28)	Officers’ Certificate Establishing Terms of the 2014 Notes, dated December 8, 2003 (filed as Exhibit 4(a) to the Trust’s Form 8-K on December 11, 2003 and incorporated herein by reference).

(d)(29)	Form of 2014 Notes (filed as Exhibit 4(b) to the Trust’s Form 8-K on December 11, 2003 and incorporated herein by reference).

(d)(30)	Form of 5.05% Senior Notes due May 1, 2012 (filed as Exhibit 4.1 to the Trust’s 8-K on April 26, 2005 and incorporated herein by reference).

(d)(31)	Form of 5.35% Senior Notes due May 1, 2015 dated April 26, 2005 (filed as Exhibit 4.2 to the Trust’s 8-K on April 26, 2005 and incorporated herein by reference).

(d)(32)	Officers Certificate establishing the terms of the 2012 and 2015 Notes, dated April 20, 2005 (filed as Exhibit 4.3 to the Trust’s 8-K on April 26, 2005 and incorporated herein by reference).

(d)(33)	Form of 5.35% Senior Notes due May 1, 2015 dated October 6, 2005 (filed as Exhibit 4.1 to the Trust’s 8-K on October 6, 2005 and incorporated herein by reference).

(d)(34)	Officers Certificate establishing the terms of the 2015 Notes, dated October 3, 2005 (filed as Exhibit 4.2 to the Trust’s 8-K on October 6, 2005 and incorporated herein by reference).

(d)(35)	Form of 5.95% Senior Notes due June 15, 2011 (filed as Exhibit 4.1 to the Trust’s 8-K on June 6, 2006 and incorporated herein by reference).

(d)(36)	Officers Certificate establishing the terms of the 2011 Notes, dated June 6, 2006 (filed as Exhibit 4.2 to the Trust’s 8-K on June 6, 2006 and incorporated herein by reference).

(d)(37)	Form of 5.95% Senior Notes due June 15, 2011, dated July 26, 2006 (filed as Exhibit 4.1 to the Trust’s 8-K on July 26, 2006 and incorporated by reference).

(d)(38)	Officers Certificate establishing the terms of the 2011 Notes, dated July 26, 2006 (filed as Exhibit 4.2 to the Trust’s 8-K on July 26, 2006 and incorporated by reference).

(d)(39)	Sales Agency Financing Agreement dated November 12, 2009 between WRIT and BNY Mellon Capital Markets, LLC, filed as Exhibit 1.1 to the Trust’s Form 8-K on November 12, 2009 is hereby incorporated herein by reference.

(d)(40)	Form of 2020 Notes, filed as Exhibit 4.1 to the Trust’s Form 8-K on September 23, 2010 is hereby incorporated herein by reference.

(d)(41)	Officers’ Certificate Establishing Terms of the 2020 Notes, dated September 23, 2010, filed as Exhibit 4.2 to the Trust’s Form 8-K on September 30, 2010 is hereby incorporated herein by reference.

(g) Oral Solicitation Materials.

None.

(h) Tax Opinion.

None.

*	Previously filed with Schedule TO filed September 23, 2010
**	Previously filed with Schedule TO Amendment No. 1 filed October 5, 2010